CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 24, 2012, relating to the financial statements and financial highlights which appear in the May 31, 2012 Annual Report to Shareholders of the Essex Small/Micro Cap Growth Fund (one of the Funds constituting Managers AMG Funds), which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in such Registration Statement.

September 28, 2012